Press contact:	Financial contact:
Kristin Hilf	Jeremiah Sisitsky
RSA Security Inc.	RSA Security Inc.
(781) 515-6312	(781)515-6065
khilf@rsasecurity.com	jsisitsky@rsasecurity.com
FOR IMMEDIATE RELEASE
RSA Security Announces Fourth Quarter
and Year End 2005 Results
Company Generates $81.7 Million in Revenue and GAAP Earnings Per Share of $0.16 for the Fourth
Quarter; Company Has Record Quarterly Orders and Books largest deal in History of the Company
Company to Hold Conference Call at 4:30 p.m. ET
BEDFORD, Mass., January 30, 2006 — RSA Security Inc. (NASDAQ: RSAS) today reported financial results for the fourth quarter and the year-ended December 31, 2005.
Revenue for the fourth quarter of 2005 was $81.7 million, as compared to $83.2 million for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $11.7 million, or $0.16 per diluted share, as compared to $11.8 million, or $0.16 per diluted share, for the fourth quarter of 2004. GAAP earnings per share for the fourth quarter of 2005 includes a restructuring charge of $(0.02) and a net benefit to the Company’s tax rate of $0.01.
“We are already seeing momentum in 2006, building off of our record fourth quarter bookings. Further, we are already realizing the benefits of the Cyota acquisition with the integration of our sales and marketing functions resulting in additional sales activity,” said Art Coviello, president and CEO of RSA Security. “Customers are interested in intelligent risk-based authentication on top of their traditional token deployments, and are embracing the value proposition that RSA Security provides as a leader in both enterprise and consumer authentication.”
Fourth-Quarter and Full Year 2005 Financial Highlights
•	Revenue and Bookings: RSA Security generated $310.1 million in revenue for the full-year 2005, as compared to $307.5 million in revenue for the full-year 2004. RSA Security’s book-to-bill ratio for the fourth quarter was approximately 1.3 to 1. This compares to a book-to-bill ratio of 1.1 to 1 during the fourth quarter of 2004.

•	Net Income: For the full year 2005, the Company generated net income of $42.4 million, or $0.58 per diluted share, as compared to net income of $35.0 million, or $0.51 per diluted share, for the full year 2004.

•	Deferred Revenue and Backlog: The Company closed the quarter with $86.6 million in combined deferred revenue and backlog. This is a 40% increase from RSA Security’s $62.0 million in backlog and deferred revenue at December 31, 2004.

•	Share Repurchases: For the fourth quarter of 2005, the Company repurchased 178,750 shares of RSA Security common stock for $2.2 million. For the full year 2005, RSA Security repurchased 2.2 million shares of stock for $29.0 million. Under the board approved share repurchase plan, RSA Security can repurchase an additional 6.5 million shares of RSA Security common stock through June 30, 2006.

•	Cash Position: The Company closed the year with a balance of cash, cash equivalents and marketable securities of $187.8 million. This balance reflects the $123.2 million in cash outlays associated with the acquisition of Cyota, Inc., net of the $5.6 million in cash and cash equivalents on Cyota’s balance sheet as of the December 30, 2005 closing of the acquisition. RSA Security’s balance of cash, cash equivalents and marketable securities was $289.7 million on December 31, 2004.

•	Tax: During the fourth quarter of 2005, the Company recorded a net benefit to its tax rate resulting in a benefit to GAAP earnings per diluted share of $0.01. The net benefit relates primarily to tax refunds associated with the Company’s previously disclosed US Internal Revenue Service audit related to tax years 1996 through 2002, and to the elimination of a tax contingency reserve that the Company determined was no longer required. These benefits were offset, in part, by the additional tax cost associated with the repatriation of certain foreign earnings to the United States as part of the American Jobs Creation Act of 2004. As disclosed in the Company’s quarterly filings with the Securities and Exchange Commission, the Company considers these events as discrete events and as such, the corresponding tax impact is recorded only in the period in which the events occur.
Fourth-Quarter Operational Highlights
•	Customers: RSA Security shipped product to approximately 5,800 customers in the fourth quarter, including approximately 700 new customers. The financial services, technology, manufacturing and professional services sectors were among the strongest vertical markets for the Company. The Company shipped a record 1.55 million authentication credentials during the fourth quarter, up 48% from the third quarter of 2005, the Company’s previous record quarter for credential shipments. Of the 1.55 million authentication credentials shipped during the quarter, approximately 500,000 credentials were consumer related.

The Company also announced that during the fourth quarter it received a $10 million RSA SecurID® order from Japan Net Bank. Japan Net Bank will deploy RSA SecurID authentication credentials to all of its online consumers over the course of the next 12 months. RSA Security has not shipped any credentials related to this transaction and the Company intends to begin shipping a significant number of these authentication credentials to the financial institution in the first quarter of 2006. Due to the subscription nature of this transaction, revenue will be recognized over the course of five years.

•	Partners: The Company announced strategic alliances with Microsoft, Sun Microsystems, Courion and M-Tech, pairing these partners’ leading provisioning technologies with RSA Security’s identity and access management solutions.

RSA Security and its strategic provisioning partners will provide robust product integration and jointly deliver each organization’s technology expertise to customers, extending previous product-level integration.

•	Acquisitions: RSA Security announced and completed its acquisition of Cyota, Inc., a privately-held company that delivers online security and anti-fraud solutions to thousands of financial institutions worldwide. The acquisition closed on December 30, 2005.

With the acquisition of Cyota, RSA Security is first-to-market with a portfolio of solutions enabled with a risk-based, layered authentication approach. This approach will allow customers to choose from a range of authentication techniques — from life questions, watermarking and anomaly detection to digital certificates, tokens and smart cards — depending on the risks posed and desired convenience. Additionally, RSA Security believes that the acquisition will enable the Company to establish itself as a strategic hub for the consumer marketplace, providing the ability to authenticate and protect all aspects of online banking and e-commerce: end-users, merchants and transactions.

As part of the acquisition, the Company is reporting additional metrics to allow for a better understanding of the combined businesses. These metrics equate to the total amount of contracted managed service business anticipated to be recognized as revenue over the life of the contract, as well as the short-term amount that is anticipated to be recognized as revenue over the course of the next twelve months. These metrics, which represent management’s estimates, primarily relate to Cyota’s managed service offerings and are included in the accompanying supplemental financial data table. Total estimated unrecognized revenue from managed service contracts is $24.2 million, and total short-term estimated unrecognized revenue from managed service contracts is $11.4 million.

•	Products: RSA Security announced RSA® Sign-On Manager 4.5, an enterprise single sign-on (ESSO) solution that expands integration with RSA SecurID® technology. RSA Sign-On Manager software delivers simple and secure access to applications, improves password management, bolsters regulatory compliance, and reduces help desk costs.

The Company also announced the RSA® Card Manager solution, a card management system that enables organizations to manage the lifecycle of authentication credentials stored on any smart chip-enabled device. RSA Card Manager software provides a platform for businesses and governments to implement smart card-based identity and access management (IAM) solutions, and delivers key infrastructure that helps U.S. federal agencies meet the Homeland Security Presidential Directive 12 (HSPD-12).

The Company also announced RSA® Key Manager. RSA Key Manager software enables businesses to effectively manage the lifecycle of encryption keys and helps them to comply with the key lifecycle management guidelines of the Payment Card Industry (PCI) Data Security Standard, a global initiative spearheaded by leading payment card companies which strives to protect consumers’ transaction data.

Business Outlook
A significant portion of the authentication credentials scheduled to be shipped over the coming quarters are consumer authentication credentials. The current guidance reflects the fact that most of these consumer authentication credentials are sold on a subscription basis, with much of the revenue associated with these units being recognized over longer term subscription contracts.
Guidance for the first quarter of 2006 is only current as of today, Monday January 30, 2006; the Company undertakes no obligation to update its estimates.
First Quarter 2006 Financial Update
The Company is providing non-GAAP financial guidance to ensure that investors can compare current period results to future period results. Non-GAAP earnings per diluted share can be calculated by taking GAAP earnings per diluted share and subtracting: the anticipated compensation charge associated with the expensing of stock options, the anticipated restructuring charge associated with the restructuring of the Company’s engineering resources, and the anticipated charge associated with the amortization of intangible assets associated with the acquisition of Cyota.
•	The Company anticipates revenue for the first quarter of 2006 to be in the range of $84 million to $88 million, including the operations of Cyota.

•	The Company anticipates non-GAAP earnings per diluted share for the first quarter of 2006 to be in the range of $0.12 to $0.16.

•	The Company anticipates GAAP earnings per diluted share for the first quarter of 2006 to be in the range of $0.04 to $0.10.

•	Included in GAAP earnings per diluted share, the Company anticipates a compensation charge in the first quarter of 2006 associated with the expensing of stock options in accordance with FAS 123R in the range of $3 million to $4 million, or $(0.03) to $(0.04) per diluted share.

•	Also included in GAAP earnings per diluted share, the Company anticipates a restructuring charge in the first quarter of 2006 in the range of $2 million to $3 million, or $(0.02) to $(0.03) per diluted share. This restructuring charge is related to the Company’s restructuring of its engineering resources. As previously disclosed, the Company expects to incur restructuring charges related to consolidating and relocating its engineering resources through the fourth quarter of 2006 in the range of $10 million to $14 million.

•	Also included in GAAP earnings per diluted share, the Company anticipates a charge in the first quarter of 2006 as it relates to the amortization of intangible assets associated with its acquisition of Cyota. This charge is expected to be approximately $900,000 a quarter, or $(0.01) per share.
Conference Call and Web Cast Information
RSA Security will host a conference call today at 4:30 p.m. ET. A live Web cast of this conference call will be available on the “Investor” page of the Company’s Web site; www.RSASecurity.com. To access this call by telephone, dial (866) 592-8995 or (706)

634-1223. A replay will be available through midnight on Monday, February 6, 2006 at (800) 642-1687 or (706) 645-9291. Both live and replay numbers have a pass code of 4028864.
About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online — and what they can do.
With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve approximately 20,000 customers around the globe and interoperate with more than 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com
# # #
RSA, BSAFE, SecurWorld and SecurID are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.
This press release contains forward-looking statements regarding RSA Security’s financial performance for the first quarter of 2006. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are our ability to successfully integrate Cyota’s employees and operations, the ability to realize anticipated synergies and cost savings as a result of the Cyota acquisition, general global economic conditions, changes in our operating expenses, the long and unpredictable nature of the sales cycle for some of our products, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 14, 2005 and its Quarterly Report on Form 10-Q filed on November 7, 2005.

Condensed Consolidated Statements of Operations*
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue
Products	$58,970	$63,068	$222,145	$232,497
Maintenance and professional services	22,762	20,163	87,970	75,010

Total revenue	81,732	83,231	310,115	307,507

Cost of revenue
Products	11,998	7,883	40,240	31,931
Maintenance and professional services	6,444	6,235	25,389	23,302

Total cost of revenue	18,442	14,118	65,629	55,233

Gross profit	63,290	69,113	244,486	252,274

Costs and expenses
Research and development	15,063	15,767	62,523	61,887
Marketing and selling	26,915	30,079	112,113	110,248
General and administrative	8,301	10,081	32,380	32,637
Restructurings	2,051	(818)	2,051	783

Total	52,330	55,109	209,067	205,555

Income from operations	10,960	14,004	35,419	46,719

Interest expense and other	2,519	625	9,955	(3,278)
Income (loss) from investing activities	—	(74)	—	210

Income before provision for income taxes	13,479	14,555	45,374	43,651

Provision for income taxes	1,797	2,745	2,940	8,669

Net income	$11,682	$11,810	$42,434	$34,982

Basic earnings per share
Per share amount	$0.16	$0.17	$0.60	$0.54

Weighted average shares	71,013	69,792	71,052	64,309

Diluted earnings per share
Per share amount	$0.16	$0.16	$0.58	$0.51

Weighted average shares	71,013	69,792	71,052	64,309
Effect of dilutive equity instruments	1,589	4,370	2,022	4,329

Adjusted weighted average shares	72,602	74,162	73,074	68,638

*	The statement of operations for the three months ended and the twelve months ended December 31, 2005 and December 31, 2004 do not include Cyota, Inc.

Condensed Consolidated Balance Sheets*
(Unaudited)
(In thousands, except share data)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets
Cash and cash equivalents	$69,050	$68,210
Marketable securities	118,702	221,509
Accounts receivable (less allowance for doubtful accounts of $1,600 in 2005 and $1,672 in 2004)	55,738	53,494
Inventory	4,813	3,465
Prepaid expenses and other assets	14,211	14,307

Total current assets	262,514	360,985

Property and equipment, net	69,764	70,700

Other assets
Deferred taxes	8,108	8,222
Intangible and other assets	41,534	12,184
Goodwill, net	275,864	172,736

Total other assets	325,506	193,142

Total assets	$657,784	$624,827

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable, accrued expenses and other liabilities	$53,212	$48,911
Current portion of accrued restructurings	5,962	6,031
Income taxes accrued and payable	18,442	22,479
Deferred revenue	47,453	45,010

Total current liabilities	125,069	122,431

Accrued restructurings, long-term	9,793	13,682
Deferred revenue, long-term	7,429	6,125
Other	8,633	6,057

Total liabilities	150,924	148,295

Stockholders’ equity	506,860	476,532

Total liabilities and shareholders’ equity	$657,784	$624,827

*	The balance sheet for the period as of December 31, 2005 reflects Cyota, Inc.

Condensed Consolidated Statements of Cash Flows*
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cash flows from operating activities
Net income	$11,682	$11,810	$42,434	$34,982
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,297	2,724	12,525	11,174
Tax benefit from exercise of stock options	1,148	3,608	3,723	9,552
Amortization of convertible debentures deferred financing costs	—	59	—	1,271
Non cash warrant accretion	—	34	—	1,123
Gain on sale of investments	—	(398)	—	(398)
(Increase) decrease in Crosby Finance, LLC fair value	—	82	—	188
Deferred taxes	2,756	1,891	3,375	1,891
Increase (decrease) in cash from changes in:
Accounts receivable	(5,684)	(11,705)	335	(18,968)
Inventory	(859)	152	(1,348)	546
Prepaid expenses and other assets	(1,210)	(1,450)	(3,803)	(1,917)
Accounts payable, accrued payroll and other liabilities	2,215	6,795	164	4,209
Accrued restructurings	(240)	(2,246)	(3,958)	(8,191)
Refundable income taxes and income taxes accrued and payable	(3,259)	(5,396)	(656)	1,270
Deferred revenue	5,598	8,308	3,270	16,209

Net cash provided by operating activities	15,444	14,268	56,061	52,941

Cash flows from investing activities
Purchase of marketable securities	(27,153)	(176,870)	(159,585)	(427,878)
Sale/maturities of marketable securities	130,024	53,350	261,940	205,950
Purchases of property and equipment	(4,187)	(3,733)	(12,150)	(11,088)
Sales of investments	—	28	—	28
Acquisition, net of cash acquired	(124,407)	—	(124,407)	—
Other	(383)	(1,061)	(2,530)	(1,001)

Net cash (used for) provided by investing activities	(26,106)	(128,286)	(36,732)	(233,989)

Cash flows from financing activities
Proceeds from exercise of stock options and purchase plans	950	23,455	11,016	43,464
Share repurchase	(2,154)	—	(28,973)	(911)

Net cash provided by financing activities	(1,204)	23,455	(17,957)	42,553

Effect of exchange rate changes on cash and cash equivalents	(168)	751	(532)	(618)

Net (decrease) increase in cash and cash equivalents	(12,034)	(89,812)	840	(139,113)
Cash and cash equivalents, beginning of period	81,084	158,022	68,210	207,323

Cash and cash equivalents, end of period	$69,050	$68,210	$69,050	$68,210

*	The statement of cash flows for the three months ended and the twelve months ended December 31, 2005 reflect the acquisition of Cyota, Inc.

Supplemental Financial Data
(Unaudited)
(In thousands, except per share data)

			Three Months Ended
	Dec 31,	March 31,	June 30,	Sept 30,	Dec 31,
	2004	2005	2005	2005	2005
Revenue
Enterprise and Consumer solutions	$73,340	$70,185	$68,700	$67,722	$76,044
Developer solutions	9,891	5,433	7,828	8,515	5,688

Total	$83,231	$75,618	$76,528	$76,237	$81,732

Products	$63,068	$54,634	$54,767	$53,774	58,970
Maintenance and professional services	20,163	20,984	21,761	22,463	22,762

Total	$83,231	$75,618	$76,528	$76,237	$81,732

Domestic	$46,731	$41,117	$42,823	$42,968	$43,265
International	36,500	34,501	33,705	33,269	38,467

Total	$83,231	$75,618	$76,528	$76,237	$81,732

Statements of Operations Data
Gross profit	$69,113	$60,811	$60,273	$60,112	$63,290
Gross margin	83.0%	80.4%	78.8%	78.8%	77.4%
Total operating expenses	$55,109	$53,443	$51,817	$51,476	$52,330
Income from operations	$14,004	$7,368	$8,456	$8,636	$10,960
Operating margin (1)	16.8%	9.7%	11.0%	11.3%	13.4%

Net income	$11,810	$7,222	$8,468	$15,063	$11,682
Diluted earnings per share	$0.16	$0.10	$0.12	$0.21	$0.16

Other Financial Data
Gross margin – products	87.5%	84.0%	82.0%	82.0%	79.7%
Gross margin – maintenance and professional services	69.1%	71.0%	70.6%	71.2%	71.7%

Total authentication credentials (2)	1,021,000	1,039,000	1,031,000	1,051,219	1,551,076
Consumer authentication credentials (2)	NR	NR	NR	NR	516,195

Cash and cash equivalents and marketable securities	$289,719	$282,289	$284,206	$302,689	$187,752
Day sales outstanding (DSO)	59	55	58	57	59
Cash flow from operations	$15,640	$4,844	$11,750	$24,023	$15,444
Cash flow from operations per diluted share (3)	$0.21	$0.06	$0.16	$0.33	$0.21

Book to bill ratio (4)	1.1	1.0	1.0	1.0	1.3

Total deferred revenue balance	$51,135	$48,784	$51,899	$48,846	$54,882
Total estimated unrecognized revenue from managed service contracts (5)	NR	NR	NR	NR	$24,224
Total product and services backlog (6)	$10,828	$11,051	$10,304	$12,662	$31,673

Total	NR	NR	NR	NR	$110,779

Short-term deferred revenue	NR	NR	$44,317	$42,190	$47,453
Short-term estimated unrecognized revenue from managed service contracts	NR	NR	NR	NR	$11,399
Short-term product and services backlog	NR	NR	NR	NR	$21,325

Total (7)	NR	NR	NR	NR	$80,177

     NR reflects metric not reported

(1)	Operating margin is equal to total income from operations as a percentage of total revenue for the period presented.

(2)	Includes RSA SecurID tokens as well as software tokens, smart cards and USB.

(3)	Cash flow from operations per diluted share is calculated as cash flow from operations divided by dilutive weighted average shares outstanding during the period.

(4)	The book to bill ratio is equal to the ratio of total orders booked for the period as compared to total revenue for the period.

(5)*	Total estimated unrecognized revenue from managed service contracts is equal to contracted monthly fixed fees associated with the service plus contracted monthly variable fees based on an estimated number of units for the remaining term of the contract. Contract terms are typically 1-3 years. Contracts are billed monthly and are therefore excluded from deferred revenue. This metric primarily relates to Cyota’s managed service offerings.

(6)*	Total product and services backlog is equal to contracted orders for products and maintenance and professional services which have not been fulfilled.

(7)*	Short-term represents the portion of these metrics that is expected to be recognized as revenue in the next 12 months.

*	These metrics represent management’s estimates. Certain of these managed service contracts are terminable upon notice of the customer.

Condensed Consolidated Statements of Operations*
(Unaudited)
The following table sets forth certain consolidated financial data as a percentage of our total revenue:

			Percentage
	Three Months Ended		Increase
	December 31,		(Decrease)
	2005	2004	in Dollars
Revenue
Products	72.2%	75.8%	(6.5)%
Maintenance and professional services	27.8	24.2	12.9

Total revenue	100.0	100.0	(1.8)

Cost of revenue
Products	14.7	9.5	52.2
Maintenance and professional services	7.9	7.5	3.4

Total cost of revenue	22.6	17.0	30.6

Gross margin	77.4	83.0	(8.4)

Costs and expenses
Research and development	18.4	18.9	(4.5)
Marketing and selling	32.9	36.1	(10.5)
General and administrative	10.2	12.1	(17.7)
Restructuring	2.5	(0.9)	(350.7)

Total	64.0	66.2	(5.0)

Income from operations	13.4	16.8	(21.7)

Interest expense and other	3.1	0.8	303.0
Income from investing activities	0.0	(0.1)	(100.0)

Income before provision for income taxes	16.5	17.5	(7.4)

Provision for income taxes	2.2	3.3	(34.5)

Net income	14.3%	14.2%	(1.1)%

*	The statement of operations for the three months ended December 31, 2005 and the three months ended December 31, 2004 do not include Cyota, Inc.